Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-111341) on Form S-8 of Highland Hospitality Corporation of our report dated June 18, 2004, with respect to the combined balance sheets of the Dallas/Ft. Worth Airport Marriott as of January 2, 2004 and January 3, 2003 and the related combined statements of operations, net assets, and cash flows for each of the fiscal years in the three-year period ended January 2, 2004, which report appears in the Form 8-K/A of Highland Hospitality Corporation dated July 23, 2004.

/s/ KPMG LLP

McLean, Virginia

July 23, 2004